                                 United States
                       Security and Exchange Commission
                            Washington, D.C. 20549


                                 Schedule 13G

                       Under the Securities Act of 1934
                            (Amendment No.______ )*



                                    NN Inc.
                                    -------
                               (Name of Issuer)


                                 Common Stock
                                 ------------
                        (Title of Class of Securities)

                                   629337106
                                   ---------
                                (CUSIP Number)
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  CUSIP No. 629337106                 13G
            ---------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      DePrince, Race & Zollo, Inc.
      59-3299598
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Incorporated in the State of Florida

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,012,350

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          none
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,012,350

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          none
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      $27,864,237
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      No

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      19.76%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IA
------------------------------------------------------------------------------
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                                 SCHEDULE 13 G

Item 1.
(a) NN Inc.

(b) 2000 Waters Edge Dr.
    Johnson City, TN 37604

Item 2.
(a) DePrince, Race & Zollo, Inc.

(b) 201 S. Orange Ave, Suite 850
    Orlando, FL 32801

(c) USA

(d) common stock

(e) 629337106

Item 3.
(e) X

Item 4. Ownership
(a) $27,864,237
(b) 19.76%
(c) (i)    3,012,350 shares
    (iii)  3,012,350 shares

Item 5. Ownership of Five Percent or Less of a Class
N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person.
N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
N/A

Item 8. Identification and Classification of Members of the Group
N/A

Item 9. Notice of Dissolution of Group
N/A
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Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                             Date 02/14/2001


                                             ________________________
                                                            Signature
                                             John D. Race - Partner
                                                         -----------
                                                           Name/Title